SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

December 21, 2004

(Date of report/date of earliest event reported)

SKY FINANCIAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Ohio	001-14473	34-1372535
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

221 South Church Street

Bowling Green, Ohio 43402

(Address of principal executive offices)

(419) 327-6300

(Registrant’s telephone number)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01. OTHER EVENTS.

On December 22, 2004, Sky Financial Group, Inc. (“Sky Financial”) and Belmont Bancorp. (“Belmont”) announced that they entered into an Agreement and Plan of Merger dated as of December 21, 2004 (the “Merger Agreement”) for Sky Financial to acquire Belmont (the “Merger”). The Merger has been approved by the Boards of Directors of Sky Financial and Belmont. The Merger is subject to certain regulatory approvals as well as the approval and adoption of the Merger Agreement by a majority of the shareholders of Belmont.

Under the terms of the Merger Agreement, shareholders of Belmont will be entitled to elect to receive one of the following, subject to certain adjustments: (a) shares of Sky Financial common stock based on a fixed exchange ratio of 0.219 shares of Sky Financial common stock for each share of Belmont common stock, (b) cash in the amount of $6.15 for each share of Belmont common stock, or (c) a combination of shares and stock, each at the respective exchange ratios described above. The Merger Agreement also provides that, in the aggregate, 72.5% of Belmont common shares will be exchanged for Sky Financial common stock, and the remaining 27.5% of Belmont common shares will be exchanged for cash. The exchange is expected to quality as a tax-free transaction to the extent that shareholders of Belmont receive Sky Financial common stock in the exchange.

Following the Merger, and upon the receipt of all necessary regulatory approvals, Belmont’s wholly-owned subsidiary, Belmont National Bank, will be merged with Sky Financial’s commercial banking affiliate, Sky Bank.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(a) Financial Statements of business acquired.

None.

(b) Pro Forma Financial Information.

None.

(c) Exhibits.

Exhibit 99.1	Sky Financial Group, Inc. Press Release dated December 22, 2004, titled “Sky Announces Pending Acquisition of Belmont Bancorp.”

Exhibit 99.2	Agreement and Plan of Merger dated as of December 21, 2004, by and between Belmont Bancorp. and Sky Financial Group, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SKY FINANCIAL GROUP, INC.

Date: December 22, 2004	BY:	/s/ C. J. Keller Smith
C. J. Keller Smith
Associate Counsel